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                                                                    EXHIBIT 7.2

                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT made this 10th day of December, 1998, between WARREN FELDMAN, SOLOMON FELDMAN, WALT ANDERSON and REVISION LLC, a Delaware limited liability company ("Revision").

         WHEREAS, each of the parties hereto is a stockholder of Total-Tel USA Communications, Inc., a New Jersey corporation (the "Company").

         WHEREAS, the parties hereto desire to enter into certain agreements regarding the purchase by Revision from Warren Feldman and Solomon Feldman and/or their designees of up to 1,200,000 shares of Common Stock of the Company ("Common Stock"), on the terms and subject to the conditions set forth herein.

         WHEREAS, the parties hereto desire to enter into certain agreements regarding the voting of their shares of Common Stock and certain other matters, on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, for good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.       PURCHASE AND SALE OF SHARES.

         (A) GENERAL TERMS. Revision agrees to purchase from Warren Feldman, Solomon Feldman, and if so designated, one or more of their designees (in an amount to be determined by Warren Feldman and Solomon Feldman), and Warren Feldman and Solomon Feldman agree to sell, up to an aggregate of 1,200,000 shares of Common Stock, but not less than 1,100,000 shares of Common Stock, at a purchase price of $24 per share upon the terms and subject to the conditions set forth herein. Prior to December 20, 1998, Warren Feldman and Solomon Feldman shall deliver to Revision a written notice (the "Designee Notice"), setting forth the aggregate number of shares which shall be purchased by Revision pursuant to this Section 1, listing each designee (the "Designees", which term shall include Warren Feldman and Solomon Feldman) who will sell shares, the number of shares to be sold by each such Designee, the account information (name of bank, address of bank, ABA number and bank account number) to which the purchase price payment for such designee should be wired, and the purchase price. The Deposit (as defined below) shall be paid at the closing as directed by Warren Feldman and Solomon Feldman and shall be credited against the purchase price. The Designees shall be solely responsible for any transfer taxes payable in respect of the sale of the Common Stock under this Agreement.

         (B) REPRESENTATIONS AND WARRANTIES OF DESIGNEES. The Designee Notice shall be accompanied by signed statements of each Designee (the "Designee Statements"), pursuant to which each Designee represents and warrants to Revision that (i) such Designee is the sole beneficial and

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record owner of all right, title and interest in and to the shares to be sold to Revision, free and clear of any security interest, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies, preemptive rights or rights of first refusal or other arrangements, restrictions or legal or equitable limitations of any kind, (ii) upon the delivery of the stock certificates at the closing, such Designee will transfer good, valid and marketable title to the shares to Revision, free and clear of any security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies, preemptive rights or rights of first refusal or other arrangements, restrictions or legal or equitable limitations of any kind and
(iii) such Designee shall, at the closing deliver to Revision, a certificate confirming that the representations of such Designee made therein are true as of the closing date. Warren Feldman beneficially owns between 1,000,544 and 1,035,524 shares of Common Stock and Solomon Feldman beneficially owns between 886,380 and 927,260 shares of Common Stock (in each case exclusive of stock options), and each of Warren Feldman and Solomon Feldman hereby makes the representations and warranties set forth in this Section 1(b) with respect to himself and the shares which he owns as of the date hereof.

         (C) REPRESENTATIONS OF REVISION. Revision represents and warrants to each of Warren Feldman, Solomon Feldman and each Designee that it is acquiring up to 1,200,000 shares of Common Stock pursuant to the provisions of this
Section 1 for its own account for investment and not with a view to, or for sale in connection with, any public distribution thereof in violation of the Securities Act of 1933, as amended (the "Securities Act"). Revision further represents that it is an Accredited Investor within the meaning ascribed to such term under Regulation D of the rules and regulations promulgated under the Securities Act.

         (D) CONDITIONS TO CLOSING AND THE CLOSING. It shall be a condition to the purchase and sale of shares contemplated under this Section 1 that (i) the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") applicable to the purchase by Revision of the aggregate number of shares to be purchased pursuant to this Section 1 shall have expired or been terminated and (ii) the Superior Court of New Jersey, Chancery Division, Passaic County (the "Court") shall have rescinded, revoked or otherwise caused to be ineffective any Court orders outstanding in connection with the lawsuit against the Company which was filed in the Court on or about April 7, 1998, by Gold & Appel Transfer, S.A., Docket No. PAS-C49-98. The closing of the purchase and sale of shares contemplated in this Section 1 shall occur at 10:00 a.m. on the date that is two business days after the satisfaction of both of the conditions set forth in the preceding sentence; provided however that the closing date shall in no event be earlier than January 2, 1999. The closing shall take place at the offices of Swidler Berlin Shereff Friedman, LLP, 919 Third Avenue, New York, New York. On the closing date, Revision shall pay to each Designee the purchase price (net of such Designee's pro rata share of the Deposit as designated pursuant to Section 1(a)) by wire transfer to the account set forth in the Designee Notice and each Designee shall deliver the stock certificates for the shares duly endorsed or with stock power attached together with the representation letter required pursuant to of Section 1(b) above.


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         (E) DEPOSIT. Within five (5) business days of the execution and delivery of this Agreement, Revision shall transfer $4,000,000 by wire transfer to Swidler Berlin Shereff Friedman, LLP as escrow agent (the "Escrow Agent"), and such $4,000,000 shall be held in escrow by the Escrow Agent as a deposit ("Deposit") pursuant to an escrow agreement containing the terms of this
Section 1(e) and other customary terms. In the event that prior to the closing, the Escrow Agent receives a written notice from Revision, on the one hand, or Warren Feldman or Solomon Feldman, on the other hand, stating that a material breach by the other party has occurred under this Agreement or, in the case of a notice by Revision that a material breach by the Company has occurred under that certain agreement dated the date hereof by and among the Company, Walt Anderson and Revision, then, the Deposit, together with interest earned thereon, shall be delivered to the nonbreaching party unless the party alleged to have breached (or Warren Feldman or Solomon Feldman in the case of an alleged breach by the Company) shall deliver, within five business days of notice thereof, a notice of objection to the Escrow Agent in which case the Deposit shall not be disbursed from escrow until such time as the Escrow Agent has received joint written instructions of Warren Feldman, Solomon Feldman and Walt Anderson, directing the disbursement of such Deposit or until such time as the Escrow Agent has received a court order from a court of competent jurisdiction directing the disposition of such Deposit. At least one business day prior to the closing, Warren Feldman, Solomon Feldman and Walt Anderson shall deliver to the Escrow Agent joint written instructions directing the transfer of the Deposit. Each disbursement of the Deposit from escrow shall include the pro rata portion of interest income, if any, with respect to such disbursement amount. In the event that Revision is legally prohibited from purchasing the shares of the Common Stock as contemplated under this Section 1 due to a failure to be satisfied of one of the conditions to closing contained in Section 1(d) by February 28, 1999, the Deposit, together with interest earned thereon, shall be returned to Revision unless Warren Feldman or Solomon Feldman shall have delivered notice of objection within five business days of notice from the Escrow Agent of the intended payment to Revision, in which case the Deposit shall not be disbursed from escrow until such time as the Escrow Agent has received joint written instructions of Warren Feldman, Solomon Feldman and Walt Anderson, directing the disbursement of such Deposit or until such time as the Escrow Agent has received a court order from a court of competent jurisdiction directing the disposition of such Deposit.

         2. BOARD OF DIRECTORS. Immediately following the closing of the sale of shares pursuant to Section 1 hereof, Warren Feldman and Solomon Feldman shall use their respective best efforts to cause the resignation of Messrs. Solomon Feldman, Brad Berger and Joseph Kelly from the Board of Directors of the Company (the "Board") and to cause the election to the Board of the following persons to the vacancies on the Board created thereby: (a) Walt Anderson, (b) Dennis Spina or if he is unable to serve, another designee of Mr. Anderson, and (c) an individual who has no affiliation with the Company and is designated by Walt Anderson. (The six members of the Board as reconstituted pursuant to the terms of this Section 2 are sometimes referred to herein as the "Reconstituted Board".)



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          3. VOTING AGREEMENTS.

             (A) NEXT ANNUAL MEETING. At the next Annual Meeting of Shareholders of the Company to be held no later than February 28, 1999 and for a period ending one year from the date hereof, Walt Anderson and Revision agree, on the one hand, and Warren Feldman and Solomon Feldman agree, on the other hand, to vote the shares of Common Stock owned by them in favor of the election to the Board of the six members of the Reconstituted Board, or if any one of such members shall be unwilling or unable to serve, then in favor of a substituted designee of Walt Anderson or Warren Feldman, as the case may be. For a period of one year commencing on the date hereof, the parties agree to use their respective best efforts to cause the number of directors comprising the complete Board to be fixed at six (6).

             (B) SUBSEQUENT PERIOD. For the period commencing 12 months from the date hereof and ending 36 months from the date hereof, Walt Anderson and Revision agree to vote the shares of Common Stock beneficially owned by them in favor of the election to the Board of Directors of the Company of two nominees designated by Warren Feldman (one of whom may be Warren Feldman). For the period commencing 12 months from the date hereof and ending 36 months from the date hereof, Warren Feldman and Solomon Feldman agree to vote the shares of Common Stock beneficially owned by them in favor of the election to the Board of Directors of the Company of the nominees (regardless of the number of such nominees) designated by Walt Anderson. The provisions of this Section 3(b) shall cease to be of any further force and effect if at any time the aggregate beneficial ownership of Common Stock by Warren Feldman and Solomon Feldman on the one hand, or Walt Anderson and Revision, on the other hand, shall fall below 5% of the then outstanding Common Stock.

             (C) FELDMAN EMPLOYMENT CONTRACT. Walt Anderson and Revision agree to use their best efforts to cause the Company as soon as practical after the Reconstituted Board is elected to enter into a one year employment contract with Warren Feldman, pursuant to which Warren Feldman will be employed as Chief Executive Officer and Chairman of the Board of the Company at a salary of $250,000 per year and with incentive compensation up to $250,000 as may be determined by the Board based upon performance targets set by the Board for executive officers generally. Such agreement will supercede any prior agreements between Warren Feldman and the Company with respect to Mr. Feldman's employment by the Company.

          4. ORDINARY COURSE. During the period from the date of this Agreement and continuing until the Board is reconstituted in accordance with Section 2 hereof, each of Warren Feldman and Solomon Feldman shall use their respective best efforts to cause the Company to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use its best efforts to preserve intact its present business organizations, and to preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect.


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          5. ADDITIONAL AGREEMENTS; BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

          6. CERTAIN REPRESENTATIONS BY THE FELDMANS. Each of Warren Feldman and Solomon Feldman hereby represents and warrants that (i) this Agreement has been duly executed and delivered by him and constitutes his legal, valid and binding obligation, enforceable against him in accordance with its terms, (ii) subject to the provisions of Section 1(d) hereto, the execution, delivery and performance by him of this Agreement will not violate any order, writ, injunction, decree, statute, rule or regulation applicable to him, and (iii) to the best of their knowledge after due inquiry, except as disclosed in the forms, reports, schedules, statements and other documents filed by the Company under the Securities Exchange Act of 1934, as amended, and in the draft financial statements with respect to the fiscal quarter of the Company ended October 31, 1998, which were provided to Walt Anderson, since January 31, 1998, there have been no events, changes or effects (excluding any of the foregoing which affect the industry generally, and are not specific to the Company) having, individually or in the aggregate, a material adverse effect on the Company.

          7. CERTAIN REPRESENTATIONS BY REVISION AND WALT ANDERSON. Revision hereby represents and warrants that (i) the execution, delivery and performance by Revision of this Agreement has been duly authorized by all action required by law, its certificate of formation and operating agreement, (ii) this Agreement has been duly executed and delivered by Revision and constitutes a legal, valid and binding obligation of Revision, enforceable against it in accordance with its terms, (iii) the execution, delivery and performance by Revision of this Agreement will not conflict with or result in any breach of any provision of the certificate of formation and operating agreement of Revision, (iv) the execution, delivery and performance by Revision of this Agreement will not result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Revision is a party or by which any of its assets or properties may be bound,
(v) subject to the provisions of Section 1(d) hereto, the execution, delivery and performance by Revision of this Agreement will not violate any order, writ, injunction, decree, statute, rule or regulation applicable to Revision or any of its properties or assets, (vi) Revision is the sole beneficial and record owner of all right, title and interest in and to 1,857,434 shares of Common Stock, free and clear of any security interest, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies, preemptive rights or rights of first refusal or other arrangements, restrictions or legal or equitable limitations of any kind, and (vii) Revision has no outstanding indebtedness for borrowed money. Anderson hereby represents and warrants that
(i) this Agreement has been duly executed and delivered by him and constitutes his legal, valid and binding obligation, enforceable against him in accordance with its terms, and (ii) subject to the provisions of Section 1(d) hereto, the execution, delivery and performance by him of this Agreement will not violate any order, writ, injunction, decree, statute, rule or regulation applicable to him.

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          8. ASSIGNMENT. This Agreement shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. None of Warren Feldman or Solomon Feldman, on the one hand, or Walt Anderson or Revision, on the other hand, shall have the right to assign or transfer shares of Common Stock or its rights or obligations under this Agreement to an affiliate of such party unless (i) such transferee affiliate has a net worth (calculated in accordance with generally accepted accounting principles) at least equal to the net worth of the transferor immediately prior to such transfer and (ii) such transferee affiliate assumes the obligations of the transferor hereunder.

          9. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto and constitutes the complete, final and exclusive embodiment of their agreement with respect to the subject matter hereof, and supercedes all prior or contemporaneous agreements, understandings, representations and statements, oral or written.

          9. NOTICES. All communications provided for hereunder shall be sent in writing and mailed by first class mail, return receipt requested, or sent by overnight courier, or sent by facsimile transmission to the address stated below or to such changed address as the addressee may have been given by similar notice:

(a)       If to the Warren Feldman or Solomon Feldman:

                  Total-Tel USA Communications, Inc.
                  150 Clove Road
                  Little Falls, New Jersey 07424
                  Attn: Warren Feldman
                  Facsimile No.: (973) 785-5173

With a copy to:

                  Covington & Burling
                  1201 Pennsylvania Avenue, N.W.
                  Washington, D.C. 20044
                  Attn: Bobby R. Burchfield, Esq.
                  Facsimile No.: (202) 778-5350


(b)       If to Revision or Anderson:

                  Walt Anderson
                  c/o Gold & Appel
                  1023 31st Street, 4th Floor
                  Washington, D.C. 20007
                  Facsimile No.: (202)736-5065


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With a copy to:

                  Swidler Berlin Shereff Friedman, LLP
                  919 Third Avenue
                  New York, New York 10022
                  Attn: Richard Goldberg, Esq.
                  Facsimile No.: (212) 758-9526

Any such notice shall be deemed received, if mailed, five days after mailing, one day after sending by overnight courier, or upon confirmation of transmission if sent by facsimile transmission.

          11. NOTICE ON BEHALF OF OTHER PARTIES. Any notice, designation or determination required to be made or delivered hereunder by Warren Feldman or Solomon Feldman shall be binding on the other if made or delivered by either of such parties. Any notice, designation or determination required to be made or delivered hereunder by Revision or Walt Anderson shall be binding on the other if made or delivered by either of such parties.

          12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to the conflict of laws provisions thereof.

          13. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

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                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first above written.

                                                    /s/    Warren Feldman
                                                    --------------------------
                                                    Warren Feldman

                                                    /s/  Solomon Feldman
                                                    --------------------------
                                                    Solomon Feldman

                                               REVISION LLC

                                               By:  /s/ Walt Anderson
                                                    --------------------------
                                                    Name:   Walt Anderson
                                                    Title:  Manager


                                                    /s/ Walt Anderson
                                                    --------------------------
                                                    Walt Anderson

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